KUTAK ROCK LLP

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November 29, 2005

Transgenomic, Inc.

12325 Emmet Street

Omaha, NE 68164

Re:	Transgenomic, Inc. Common Stock

Ladies and Gentlemen:

We have acted as counsel for Transgenomic, Inc., a Delaware corporation (the “Company”), in connection with the filing of a Registration Statement on Form S-1 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), with respect to the registration of the resale of up to 25,038,320 shares of common stock of the Company (the “Shares”). The Shares consist of:

•	16,975,743 shares currently issued and outstanding;

•	8,039,640 shares issuable upon exercise of outstanding warrants (collectively, the “Warrants”).

All of the Shares referenced above have been or will be issued by the Company to the selling stockholders identified as such in the prospectus forming part of the Registration Statement. This opinion is being furnished in accordance with the requirements of Item 16 of Form S-1 and Item 601(b)(5)(i) of Regulation S-K.

In the course of our representation of the Company in this matter, we have examined, among other things, (i) a Securities Purchase Agreement, dated August 27, 2003, pursuant to which the Company issued Shares to certain selling shareholders, and other documents associated therewith (ii) Placement Agent Agreement, dated August 17, 2005 between the Company and Oppenheimer & Co., Inc., (iii) various Securities Purchase Agreements, dated September 22, 2005 pursuant to which the Company issued Shares to certain other selling stockholders, and other documents associated therewith, and (iv) various Warrant agreements held by selling stockholders. In addition, we have examined such corporate records, certificates of public officials and other documents we deemed relevant and appropriate.

Based on the foregoing, we are of the opinion that (i) the Shares that are currently outstanding have been legally issued and are fully paid and nonassessable; and (ii) the remainder

KUTAK ROCK LLP

Transgenomic, Inc.

November 29, 2005

of the Shares, when issued pursuant to the terms of the respective Warrants, will be legally issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to this firm under the heading “Legal Opinions” in the prospectus which is part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act, the rules and regulations of the Securities and Exchange Commission promulgated thereunder, or Item 509 of Regulation S-K.

This opinion letter is rendered as of the date first written above. We disclaim any obligation to advise you of facts, circumstances, events or developments which may be brought to our attention after the effective date of the Registration Statement and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company or the Shares.

Very truly yours,

/s/ KUTAK ROCK LLP